As filed with the Securities and Exchange Commission on December 6, 2005
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delaware	DENBURY RESOURCES INC.	20-0467835
Delaware	DENBURY ONSHORE, LLC	20-0467798
Delaware	DENBURY GATHERING & MARKETING, INC.	75-3056150
Delaware	DENBURY OPERATING COMPANY	20-0467368
Louisiana	DENBURY MARINE, L.L.C.	72-1311038
Mississippi	TUSCALOOSA ROYALTY FUND LLC	73-1668201

(State of incorporation)	(Exact name of Registrant)	(I.R.S. Employer Identification No.)
1311
(Primary Standard Industrial
Classification Code Number)
Phil Rykhoek, Senior Vice President and Chief Financial Officer
Denbury Resources Inc.
5100 Tennyson Pkwy., Ste. 3000
Plano, Texas 75024
(972) 673-2000
(Name, address and telephone number of Registrant’s
executive offices and agent for service)
Copies to:

Donald W. Brodsky	Gary L. Sellers
Jenkens & Gilchrist,	Simpson Thacher & Bartlett LLP
A Professional Corporation	425 Lexington Avenue
1401 McKinney Street, Suite 2600	New York, NY 10017
Houston, Texas 77010	(212) 455-2695
(713) 951-3300
      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum	Amount of
securities to be registered	offering price	registration fee

Senior Subordinated Notes due 2015	$150,000,000	$16,050

Subsidiary Guarantees	(1)	(1)

(1) No separate consideration will be received for the Subsidiary Guarantees.

Subject to completion, dated December 6, 2005
Prospectus
Denbury Resources Inc.
$150,000,000
         % Senior Subordinated Notes due 2015
The notes will mature on December 15, 2015. We will pay interest on the notes each June 15 and December 15. The first interest payment will be on June 15, 2006. We may redeem the notes on and after December 15, 2010 at the redemption prices described herein. Prior to December 15, 2008, we may redeem up to 35% of the notes using proceeds of certain equity offerings. There is no sinking fund for the notes.
The notes will be our senior subordinated obligations. Our obligations under the notes will be guaranteed on a senior subordinated basis by some of our current and future domestic subsidiaries.
Investing in the notes involves risks. See “Risk factors” beginning on page 9.

			Underwriting discounts	Proceeds to
	Price to public(1)		and commissions	Denbury Resources Inc.(1)

Per note	100%		%	%
Total		$150,000,000	$	$

(1) Plus accrued interest, if any, from December    , 2005
The notes will not be listed on any securities exchange. Currently, there is no public market for the notes. Delivery of the notes, in book-entry form, will be made on or about December      , 2005 through the Depository Trust Company.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole book-running manager
JPMorgan
December      , 2005

About this Prospectus
This prospectus relates to the offer and sale by us of the Notes. You should rely on the information contained or incorporated by reference into this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone else provides you with different or inconsistent information, you should not rely on it. We and the underwriter are not making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only of their respective dates. Our business, results of operations, financial condition and prospects may have changed since those dates.

Page

Summary	1
Risk factors	9
Ratio of earnings to fixed charges	18
Use of proceeds	18
Capitalization	19
Description of the notes	20
Material U.S. federal income tax considerations	70
Underwriting	75
Legal matters	76
Experts	76
Glossary	77
Form of Indenture
Opinion to validity of Securities being registered
Opinion relating to tax matters
Computation of Ratio of Earnings to Fixed Charges
Consent of DeGolyer and MacNaughton
Consent of PriceWaterhouseCoopers LLP
Consent of Deloitte & Touche LLP
Statements on Form T-1 of Eligibility of Trustee for the Debt Securities
Our principal executive office is located at 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024 and our telephone number is 972-673-2000. We also have two primary field offices located in Houma, Louisiana, and Laurel, Mississippi.

i

Forward-looking statements
Some of the information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. Forward-looking statements use forward-looking terms such as “believe,” “expect,” “may,” “intend,” “will,” “project,” “budget,” “should” or “anticipate” or other similar words. These statements discuss “forward-looking” information such as:

•	anticipated capital expenditures and budgets;

•	future cash flows and borrowings;

•	pursuit of potential future acquisition or drilling opportunities; and

•	sources of funding for exploration and development.
These forward-looking statements are based on assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

•	fluctuations of the prices received or demand for oil and natural gas;

•	uncertainty of drilling results, reserve estimates and reserve replacement;

•	operating hazards;

•	acquisition risks;

•	availability and deliverability of CO2;

•	unexpected substantial variances in capital requirements;

•	environmental matters; and

•	general economic conditions.
Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004.
When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

ii

Where you can find more information
We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. You may view our reports electronically at the SEC’s Internet site at http://www.sec.gov, or at our own website at http://www.denbury.com.
This prospectus constitutes part of a Registration Statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to us and the securities we are offering. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the filed document.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supercede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities covered by this prospectus:
1. Our Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005;
2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005 filed on May 9, August 8 and November 8, 2005, respectively; and
3. Our Current Reports on Form 8-K filed on January 24, April 12, May 13, August 26, September 19, October 21 and November 22, 2005.
You may request a copy of these filings at no cost, by writing or telephoning Phil Rykhoek, Senior Vice President and Chief Financial Officer, Denbury Resources Inc., 5100 Tennyson Pkwy., Ste. 3000, Plano, Texas 75024, phone: (972) 673-2000.

iii

Summary
In this prospectus, when we use the terms “Denbury,” the “Company,” “we” or “our,” we mean Denbury Resources Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context requires otherwise. When we state oil and natural gas prices in this prospectus, we mean the WTI oil price and the Henry Hub natural gas price as quoted on NYMEX, unless otherwise indicated. Oil and natural gas terms used in this offering circular are defined in the “Glossary” section.
The company
We are an independent oil and gas company engaged in acquisition, development and exploration activities in the U.S. Gulf Coast region. We are the largest oil and natural gas producer in Mississippi, own the largest reserves of carbon dioxide (“CO2”) used for tertiary (carbon dioxide or CO2 injections) oil recovery east of the Mississippi River, and hold significant operating acreage onshore Louisiana and in the Barnett Shale play near Forth Worth, Texas. Our goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction processes, including secondary (waterflood) and tertiary recovery operations.
Since we acquired our first carbon dioxide tertiary flood in Mississippi over six years ago, we have gradually increased our emphasis on these types of operations. We particularly like this play because of its risk profile, rate of return and lack of competition in our operating area. Generally, from East Texas to Florida, there are no known significant natural sources of carbon dioxide except our own, and these large volumes of CO2 that we own drive the play. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the sections entitled “Overview” and “CO2 Operations” contained in our Form 10-K for the year ended December 31, 2004 for further information regarding these operations, their potential, and the ramifications of this focus.
Recent development
On November 22, 2005, we announced that we had entered into an agreement to acquire oil properties located in Mississippi and Alabama for $250.0 million. The acquisition includes purchase of controlling interests in three fields: Tinsley Field approximately 40 miles northwest of Jackson, Mississippi; Citronelle Field in Southwest Alabama; and the smaller South Cypress Creek Field near the Company’s Eucutta Field in Eastern Mississippi. All three of these fields are potential tertiary flood candidates that we believe have significant potential oil reserves that can be recovered from such operations. Based on our initial estimates, these properties have estimated conventional (non-CO2) proved reserves of 14.3 MMBOE, almost all of which are proved developed producing oil reserves and approximately two-thirds of which are attributable to the Citronelle Field. These three fields are currently producing approximately 2,200 net BOE/d. We will operate all three fields and own the majority of the working interest in them. We expect to close the acquisition in late January 2006. It will be funded with the proceeds of this offering, borrowings under our credit facility and cash on hand.
The pending acquisition also includes an eight inch pipeline (currently being used for natural gas storage) from our Jackson Dome CO2 area to Tinsley Field. We plan to initially use this pipeline to transport CO2 to Tinsley as part of an initial tertiary development project at Tinsley Field in 2006, at a preliminarily estimated cost of $19.0 million, with more extensive development planned for 2007. In order to transport CO2 to Citronelle Field in Alabama, a 60 to 70 mile extension will need to be added to the our Free State CO2 pipeline that is currently being constructed between Jackson Dome and Eastern Mississippi. We are still reviewing Citronelle Field and have not yet determined a timetable for tertiary development of Citronelle. South Cypress Creek is a small field in Eastern Mississippi and will likely be developed after initial development of the Tinsley and Citronelle Fields as an additional project for our Eastern Mississippi Phase II CO2 project.

The offering

Issuer	Denbury Resources Inc.

Notes offered	$150,000,000 aggregate principal amount of % Senior Subordinated Notes due 2015.

Maturity	December 15, 2015.

Interest	% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2006.

Optional redemption	Except as set forth below, we cannot redeem the notes before December 15, 2010. On and after December 15, 2010, we can redeem some or all of the notes in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, at any time and from time to time, on and before December 15, 2008, we may redeem up to 35% of the notes with the proceeds of certain equity offerings.

Change of control	If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of the notes— Change of control.”

Guarantees	The payment of the principal, premium and interest on the notes will be fully and unconditionally guaranteed on a senior subordinated basis by some of our current and future subsidiaries. The subsidiary guarantees will be subordinated to all existing and future senior indebtedness of our guarantor subsidiaries, including their guarantees of our obligations under our bank credit facility. See “Description of the notes— Guarantees.”

Ranking	The notes will be our senior subordinated unsecured obligations. The notes and the guarantees will rank:

• junior to all of our and the guarantors’ existing and future senior indebtedness;

• equally with any of our and the guarantors’ existing and future senior subordinated indebtedness; and

• senior to any of our and the guarantors’ existing and future subordinated indebtedness.

As of December 1, 2005, after giving pro forma effect to this offering, the application of the net proceeds from this offering, and the pending $250.0 million oil and natural gas property acquisition expected to close in late January 2006, the notes would have ranked junior to approximately $106.0 million of senior indebtedness, all of which would have been secured. See “Description of the notes— Ranking.”

Covenants	The indenture governing the notes will contain covenants which limit our ability and certain of our subsidiaries’ ability to:

• incur additional debt;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

• make investments;

• create liens on our assets;

• create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

• engage in transactions with our affiliates;

• transfer or sell assets; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of the notes— Certain covenants.”

Use of proceeds	We will use the net proceeds from this offering to fund a portion of the pending $250.0 million oil and natural gas property acquisition expected to close in late January 2006. Pending such use, a portion of the funds will be used to repay current borrowings under our bank credit facility, which were approximately $35.0 million as of December 1, 2005, with the balance temporarily invested in short-term investments. The offering of the notes is not conditioned on the completion of the acquisition, which is subject to a number of customary closing conditions. In the event we do not complete the acquisition, we will use the net proceeds for general corporate purposes. See “Use of proceeds.”
Risk factors
See “Risk factors” beginning on page 9 of this prospectus for a discussion of certain factors that you should carefully consider before investing in the notes.

Summary consolidated financial data
The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements. The summary historical consolidated financial data as of and for the nine-month periods ended September 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements, which in management’s opinion, include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the results for such periods. The operating results for such interim periods are not necessarily indicative of the operating results to be expected for a full fiscal year. The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Result of Operations” that are incorporated by reference into this prospectus.

				Nine months ended
	Year ended December 31,			September 30,

(Dollars in thousands)	2002	2003	2004	2004	2005

Statement of operations data:
Revenues:
Oil, natural gas and related product sales	$274,894	$385,463	$444,777	$332,375	$375,336
CO 2 sales	7,580	8,188	6,276	4,622	5,841
Gain (loss) on effective hedge contracts	932	(62,210)	(70,469)	(46,457)	–
Interest income and other	1,746	1,573	2,388	1,450	2,026

Total revenues	285,152	333,014	382,972	291,990	383,203

Expenses:
Lease operating expenses	71,188	89,439	87,107	66,839	75,702
Production taxes and marketing expenses	11,902	14,819	18,737	13,481	19,726
CO 2 operating expenses	1,400	1,710	1,338	608	1,422
General and administrative	12,426	15,189	21,461	15,123	21,439
Depreciation, depletion, and accretion	94,236	94,708	97,527	76,265	70,273
Interest, net of amounts capitalized	26,833	23,201	19,468	14,917	13,318
Loss on early retirement of debt	–	17,629	–	–	–
Commodity derivative expense (income)	(3,093)	(3,578)	15,358	16,640	18,614

Total expenses	214,892	253,117	260,996	203,873	220,494

Equity in net income (loss) of Genesis Energy	55	256	(136)	(28)	276

Income before income taxes	70,315	80,153	121,840	88,089	162,985

				Nine months ended
	Year ended December 31,			September 30,

(Dollars in thousands)	2002	2003	2004	2004	2005

Statement of operations data (cont.):
Income tax provision (benefit):
Current	(406)	(91)	22,929	22,045	17,320
Deferred	23,926	26,303	16,463	6,077	36,380

Total income taxes	23,520	26,212	39,392	28,122	53,700

Income before cumulative effect of change in accounting principle	46,795	53,941	82,448	59,967	109,285
Cumulative effect of change in accounting principle, net of income taxes of $1,600	–	2,612	–	–	–

Net income	$46,795	$56,553	$82,448	$59,967	$109,285

				Nine months ended
	Year ended December 31,			September 30,

(Dollars in thousands)	2002	2003	2004	2004	2005

Other financial data:
Oil and gas capital expenditures	$155,637	$158,444	$178,070	$129,606	$282,144
CO 2 capital expenditures	16,445	22,673	50,265	42,966	49,869
Net cash provided by operating activities	159,600	197,615	168,652	150,971	231,301
Net cash used in investing activities(1)	(171,161)	(135,878)	(93,550)	(14,991)	(252,984)
Net cash provided by (used by) financing activities	12,005	(61,489)	(66,251)	(67,026)	25,634
Ratio of earnings to fixed charges(2)	3.6x	4.3x	7.0x	6.7x	11.5x
Balance sheet data (at end of period):
Oil and gas properties, net(3)	$685,144	$765,249	$659,855	$632,220	$882,935
Total assets	895,292	982,621	992,706	991,709	1,230,175
Long-term debt, including current portion	344,889	298,203	227,956	223,348	250,121	(4)
Stockholders’ equity	366,797	421,202	541,672	500,630	672,281

(1) Includes $187.5 million of proceeds from sale of Denbury Offshore, Inc. for year ended December 31, 2004 and nine months ended September 30, 2004.
(2) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as pre-tax income before equity-method earnings, plus fixed charges and distributed income of equity investees. Fixed charges consist of interest expense (including amounts capitalized), amortization of debt discount, deferred debt issuance costs and an estimate of the interest component of rent expense.
(3) Excludes net book value of CO2 related property and equipment.
(4) We have entered into an agreement to purchase certain oil and gas properties for $250.0 million, which is scheduled to close in late January 2006. After giving effect to this offering and the acquisition, we expect to have approximately $479.6 million of long-term debt outstanding.

Summary oil and natural gas reserve data
The following table summarizes our estimates of net proved oil and natural gas reserves as of the dates indicated and the present value attributable to the reserves at such dates. Estimates of our net proved oil and natural gas reserves as of December 31, 2002, 2003 and 2004 were prepared by DeGolyer and MacNaughton, an independent petroleum engineering firm located in Dallas, Texas.
All reserve estimates were prepared using constant year-end prices and costs in accordance with the guidelines of the SEC based on the prices received on a field-by-field basis as of December 31 of each year. Reserve estimates do not include any value for probable or possible reserves which may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties.

	As of December 31,

	2002	2003	2004

Estimated proved reserves:
Oil (MBbls)	97,203	91,266	101,287
Natural gas (MMcf)	200,947	221,887	168,484
Oil equivalent (MBOE)	130,694	128,247	129,369
Percentage of total MBOE:
Proved producing	43%	43%	39%
Proved non-producing	23%	18%	16%
Proved undeveloped	34%	39%	45%
Representative oil and gas prices:(1)
Oil— NYMEX WTI per Bbl	$31.20	$32.52	$43.45
Natural gas— NYMEX Henry Hub per MMBtu	4.79	6.19	6.15
Present values (in thousands)(2):
Discounted estimated future net cash flow before income taxes (PV-10 Value)	$1,426,220	$1,566,371	$1,643,289
Standardized measure of discounted future net cash flows after tax	1,028,976	1,124,127	1,129,196
Average reserve life index(3)	10.1	10.1	10.7
Reserve additions:
Acquisitions (MBOE)	24,943	3,262	1,313
Extensions and discoveries (MBOE)	10,963	12,460	11,768
Improved recovery (MBOE)(4)	–	4,009	18,863
Revisions (MBOE)	(774)	(1,259)	(2,292)

Total additions (MBOE)	35,132	18,472	29,652

(1) Oil and natural gas prices as of each respective period end were based on NYMEX prices per Bbl and MMBtu, with these representative prices adjusted for differentials by field to arrive at the appropriate net price we receive.
(2) Determined based on period-end unescalated prices and costs in accordance with the guidelines of the SEC, discounted at 10% per annum.
(3) Average reserve life index is calculated by dividing total reserves by our actual production for the period.
(4) Improved recovery additions resulting from the application of secondary recovery methods such as water-flooding or tertiary recovery methods such as CO2 flooding.

Summary operating data
The following table shows certain summary information with respect to production and sales of oil and natural gas for the periods indicated.

				Nine months ended
	Year ended December 31,			September 30,

	2002	2003	2004	2004	2005

Average daily production volumes:
Oil (Bbls)	18,833	18,894	19,247	19,114	19,745
Natural gas (Mcf)	100,443	94,858	82,224	91,028	56,556
BOE(1)	35,573	34,704	32,951	34,285	29,171
Unit sales prices (excluding impact of hedge settlements):
Price per Bbl of oil	$22.36	$27.47	$36.46	$34.60	$49.04
Price per Mcf of natural gas	3.31	5.66	6.24	6.06	7.19
Unit sales prices (including impact of hedge settlements):
Price per Bbl of oil	$22.27	$24.52	$27.36	$26.58	$49.04
Price per Mcf of natural gas	3.35	4.45	5.57	5.55	6.76
Per BOE data:(1)
Oil, natural gas and related product sales	$21.17	$30.43	$36.88	$35.38	$47.13
Gain (loss) on settlements of derivative contracts	0.07	(4.91)	(7.01)	(5.83)	(0.83)
Lease operating expenses	(5.48)	(7.06)	(7.22)	(7.11)	(9.51)
Production taxes and marketing expenses	(0.92)	(1.17)	(1.55)	(1.44)	(2.48)

Production netback	14.84	17.29	21.10	21.00	34.31
Operating margin from CO 2 operations	0.48	0.51	0.41	0.43	0.55
General and administrative expense	(0.96)	(1.20)	(1.78)	(1.61)	(2.69)
Net cash interest expense	(1.73)	(1.61)	(1.34)	(1.35)	(1.34)
Current income taxes and other	0.04	(0.01)	(1.78)	(2.32)	(0.86)
Changes in assets and liabilities relating to operations	(0.38)	0.62	(2.63)	(0.08)	(0.93)

Cash flow from operations	$12.29	$15.60	$13.98	$16.07	$29.04

(1) Barrel of oil equivalent using the ratio of one Bbl of oil to six Mcf of natural gas.

Risk factors
You should consider carefully the following risk factors, in addition to the other information in this prospectus, before you decide to purchase the notes.
Risks related to our business
Our production will decline if our access to sufficient amounts of carbon dioxide is limited.
Our current long-term growth strategy is focused on our CO2 tertiary recovery operations, and we expect approximately 60% of our 2005 capital expenditures to be in this area. The crude oil production from our tertiary recovery projects depends on having access to sufficient amounts of carbon dioxide. Our ability to produce this oil would be hindered if our supply of carbon dioxide were limited due to problems with our current CO2 producing wells and facilities, including compression equipment, or catastrophic pipeline failure. Our anticipated future crude oil production is also dependent on our ability to increase the production volumes of CO2. If our crude oil production were to decline, it could have a material adverse effect on our financial condition, results of operations and cash flows.
Oil and natural gas prices are volatile. A substantial decrease in oil and natural gas prices could adversely affect our financial results.
Our future financial condition, results of operations and the carrying value of our oil and natural gas properties depends primarily upon the prices we receive for our oil and natural gas production. Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future, especially given current world geopolitical conditions. Our cash flow from operations is highly dependent on the prices that we receive for oil and natural gas. This price volatility also affects the amount of our cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow or have outstanding under our bank credit facility is subject to semi-annual redeterminations. In the short-term, our production is relatively balanced between oil and natural gas, but long-term, oil prices are likely to affect us more than natural gas prices because approximately 78% of our proved reserves are oil. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

•	the level of consumer demand for oil and natural gas;

•	the domestic and foreign supply of oil and natural gas;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the price of foreign oil and natural gas;

•	domestic governmental regulations and taxes;

•	the price and availability of alternative fuel sources;

•	weather conditions, including hurricanes and tropical storms in and around the Gulf of Mexico;

•	market uncertainty;

•	political conditions in oil and natural gas producing regions, including the Middle East; and

•	worldwide economic conditions.

These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Also, oil and natural gas prices do not necessarily move in tandem. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect upon our financial condition, results of operations, cash flows, oil and natural gas reserves and the carrying values of our oil and natural gas properties. If the oil and natural gas industry experiences significant price declines, we may, among other things, be unable to meet our financial obligations or make planned expenditures.
Since the end of 1998, oil prices have gone from near historic low prices to historic highs. At the end of 1998, NYMEX oil prices were at historic lows of approximately $12.00 per Bbl, but have generally increased since that time, albeit with fluctuations. For 2005, NYMEX oil prices were high throughout the year, averaging over $55.00 per Bbl for the nine months ended September 30, 2005. During 2004, the price we received for our heavier, sour crude oil did not correlate as well with NYMEX prices as it has historically. During 2002 and 2003, our average discount to NYMEX was $3.74 per Bbl and $3.60 per Bbl respectively. During 2004, this differential increased to $4.91 per Bbl for the year as a result of the price deterioration for heavier, sour crudes, and was even higher during the fourth quarter, averaging $6.48 per Bbl. Through the first nine months of 2005, our oil differential averaged $6.45 per Bbl. While we attempt to obtain the best price for our crude in our marketing efforts, we cannot control these market price swings and are subject to the market volatility for this type of oil. These price differentials relative to NYMEX prices can have as much of an impact on our profitability as does the volatility in the NYMEX oil prices.
Natural gas prices have also experienced volatility during the last few years. During 1999 natural gas prices averaged approximately $2.35 per Mcf and, like crude oil, have generally trended upward since that time, although with significant fluctuations along the way. For 2005, NYMEX natural gas prices averaged over $7.00 per MMBtu for the first nine months, and were in excess of $10.00 as of the date of this prospectus.
Shortages of oil field equipment, services and qualified personnel and increases in drilling and other service costs could reduce our cash flow and adversely affect results of operations.
The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Due to the recent record high oil and gas prices, we have experienced shortages of drilling rigs and other equipment, as demand for rigs and equipment has increased along with the number of wells being drilled. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. These factors also cause significant increases in costs for equipment, services and personnel. These types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results or restrict or delay our ability to drill those wells and conduct those operations that we currently have planned and budgeted.
Our future performance depends upon our ability to find or acquire additional oil and natural gas reserves that are economically recoverable.
Unless we can successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and natural gas production and lower revenues and cash flows from operations. We have historically replaced reserves through both drilling and acquisitions. In the future we may not be able to continue to replace reserves at acceptable costs. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to maintain or expand our oil and natural gas reserves if our cash flows from operations are reduced, due to lower oil or natural gas prices or otherwise, or if external sources of capital become limited or unavailable. Further, the process of using CO2 for tertiary recovery and the related infrastructure requires significant capital investment, often one to two years prior to any resulting production and cash flows from these projects, heightening potential capital constraints. If we do not continue to make significant capital expenditures, or if outside capital resources become limited, we may not be able to maintain our growth rate. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas reserves will be encountered. Exploratory drilling involves more risk than development drilling because exploratory drilling is designed to test formations for which proved reserves have not been discovered.
We face competition from other oil and natural gas companies in all aspects of our business, including acquisition of producing properties and oil and gas leases. Many of our competitors have substantially larger financial and other resources. Other factors that affect our ability to acquire producing properties include available funds, available information about prospective properties and our standards established for minimum projected return on investment.
Oil and natural gas drilling and producing operations involve various risks.
Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. There can be no assurance that new wells drilled by us will be productive or that we will recover all or any portion of our investment in such wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting drilling, operating and other costs. The seismic data and other technologies used by us do not provide conclusive knowledge, prior to drilling a well, that oil or natural gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Further, our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions including hurricanes and tropical storms in and around the Gulf of Mexico that can damage oil and natural gas facilities and delivering systems and disrupt operations;

•	compliance with environmental and other governmental requirements; and

•	cost of, or shortages or delays in the availability of, drilling rigs, equipment and services.
Our operations are subject to all the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, release of contaminants into the environment and other environmental hazards and risks.
The nature of these risks is such that some liabilities could exceed our insurance policy limits, or, as in the case of environmental fines and penalties, cannot be insured. We could incur significant costs, related to these risks, that could have a material adverse effect on our results of operations, financial condition and cash flows.
Our CO2 tertiary recovery projects require a significant amount of electricity to operate the facilities. If these costs were to increase significantly, it could have an adverse effect upon the profitability of these operations.
We depend on our key personnel.
We believe our continued success depends on the collective abilities and efforts of our senior management. The loss of one or more key personnel could have a material adverse effect on our results of operations. We do not have any employment agreements and do not maintain any key man life insurance policies. Additionally, if we are unable to find, hire and retain needed key personnel in the future, our results of operations could be materially and adversely affected.
The loss of more than one of our large oil and natural gas purchasers could have a material adverse effect on our operations.
For the year ended December 31, 2004, two purchasers each accounted for more than 10% of our oil and natural gas revenues and in the aggregate, for 35% of these revenues. We would not expect the loss of any single purchaser to have a material adverse effect upon our operations and cash flows. However, the loss of a large single purchaser could potentially reduce the competition for our oil and natural gas production, which in turn could negatively impact the prices we receive.
Estimating our reserves, production and future net cash flow with any certainty is difficult to do.
Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors, such as future commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. There are numerous uncertainties about when a property may have proved reserves as compared to potential or probable reserves, particularly relating to our tertiary recovery operations. Actual results most likely will vary from our estimates. Also, the use of a 10% discount factor for reporting purposes, as prescribed by the SEC, may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject. Any significant changes in these interpretations or assumptions or changes of conditions could result in a reduction of the quantities and net present value of our reserves.
The reserve data included in documents incorporated by reference represent only estimates. You should not assume that the present values referred to in this prospectus and other documents incorporated by reference herein represent the current market value of our estimated oil and natural gas reserves. In accordance with requirements of the SEC, the estimates of present values are based on prices and costs as of the date of the estimates.

Actual future prices and costs may be materially higher or lower than the prices and cost as of the date of the estimate.
As of December 31, 2004, approximately 45% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and will require successful drilling operations. The reserve data assumes that we can and will make these expenditures and conduct these operations successfully, but these assumptions may not be accurate, and this may not occur.
We are subject to complex federal, state and local laws and regulations, including environmental laws, that could adversely affect our business.
Exploration for and development, exploitation, production and sale of oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws, regulations or incremental taxes, including a “windfall profits” tax, and fees, could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations. In addition, in connection with the Matrix acquisition, we acquired several offshore properties which are regulated by the Minerals Management Service of the U.S. Department of Interior. Accordingly, our offshore properties will undergo more frequent on-site governmental reviews and will be subject to a greater number of compliance procedures, which could result in increased compliance or operating costs or production being delayed or suspended.
Matters subject to regulation include oil and gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials, discharge permits for drilling operations, spacing of wells, environmental protection and taxation. We could incur significant costs as a result of violations of or liabilities under environmental or other laws, including third-party claims for personal injuries and property damage, reclamation costs, remediation and clean-up costs resulting from oil spills and discharges of hazardous materials, fines and sanctions, and other environmental damages.
Risks related to our indebtedness and the notes
Our level of indebtedness may adversely affect operations and limit our growth.
As of September 30, 2005, after giving pro forma effect to this offering, the application of the net proceeds from this offering as described under “Use of proceeds,” and the pending acquisition, we will have no availability under our bank credit facility and committed borrowing base capacity of approximately $100.0 million. At our option, we could seek additional commitments to increase availability under our bank credit facility up to its current borrowing base capacity of $200.0 million. The next semi-annual redetermination of the borrowing base for our bank credit facility will be on April 1, 2006. Our bank borrowing base is adjusted at the banks’ discretion and is based in part upon external factors over which we have no control. If our then redetermined borrowing base is less than our outstanding borrowings under the facility, we will be required to repay the deficit over a period of six months.
We may incur additional indebtedness in the future under our bank credit facility in connection with our acquisition, development, exploitation and exploration of oil and natural gas producing properties. Further, our cash flow from operations is highly dependent on the prices that we receive for oil and natural gas. If oil and natural gas prices were to decline significantly, particularly for an extended period of time, our degree of leverage could increase substantially. The level of our indebtedness could have important consequences to holders of the notes, including but not limited to, the following:

•	a substantial portion of our cash flows from operations may be dedicated to servicing our indebtedness and would not be available for other purposes;

•	our business may not generate sufficient cash flow from operations to enable us to continue to meet our obligations under our indebtedness;

•	our level of indebtedness may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate and other purposes;

•	our interest expense may increase in the event of increases in interest rates, because certain of our borrowings are at variable rates of interest;

•	our vulnerability to general adverse economic and industry conditions may increase, potentially restricting us from making acquisitions, introducing new technologies or exploiting business opportunities;

•	our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments may be limited by the covenants contained in the agreements governing our outstanding indebtedness limit; and

•	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry. Our failure to comply with such covenants could result in an event of default under such debt instruments which, if not cured or waived, could have a material adverse effect on us.
If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on our indebtedness or if we otherwise fail to comply with the various covenants in such indebtedness, including covenants in our bank credit facility, we would be in default. This default would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness, including the notes, or result in our bankruptcy. Such defaults, or any bankruptcy resulting therefrom, could result in a default on the notes and could delay or preclude payment of principal of, or interest on, the notes. Our ability to meet our obligations will depend upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond our control.
Your right to receive payments on the notes is junior to our existing senior indebtedness and the existing senior indebtedness of our subsidiary guarantors.
The indebtedness evidenced by the notes and the guarantees will be senior subordinated obligations of Denbury and our subsidiary guarantors. The payment of the principal of, premium on, if any, and interest on the notes and the payment of the subsidiary guarantees are each subordinate in right of payment, as set forth in the indenture, to the prior payment in full of all senior indebtedness of Denbury or the senior indebtedness of our subsidiary guarantors, as the case may be, including the obligations of Denbury under, and the obligations of our subsidiary guarantors with respect to, our bank credit facility. Any future subsidiary guarantee will be similarly subordinated to senior indebtedness of such subsidiary guarantor.
As of September 30, 2005, after giving pro forma effect to this offering, the application of the net proceeds from this offering as described under “Use of proceeds,” and the pending acquisition, our senior indebtedness would have been approximately $106.0 million, leaving us with $100.0 million of borrowing base capacity under the facility, which would be senior indebtedness if incurred. Although the indenture contains limitations on the amount of additional indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be senior indebtedness. See “Description of the notes— Certain covenants— Limitations on indebtedness.”
Because the notes are unsecured and because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution or of any subsidiary guarantor, our assets and the assets of the subsidiary guarantors would be available to pay obligations under the notes only after all payments had been made on our and the subsidiary guarantors’ senior indebtedness, including under our bank credit facility. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the notes, including payments of interest when due. Also, because of these subordination provisions, you may recover less ratably than our other creditors in a bankruptcy, liquidation or dissolution. In addition, all payments on the notes and the guarantees will be prohibited in the event of a payment default on senior indebtedness, including borrowings under our bank credit facility, and may be prohibited for up to 180 days in the event of non-payment defaults on certain of our senior indebtedness, including the bank credit facility. See “Description of the notes— Ranking.”
The notes are not secured by our assets nor those of our subsidiary guarantors.
The notes will be our general unsecured obligations and will be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. If we become insolvent or are liquidated, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured debt before any payments are made on the notes. Our obligations under our bank credit facility are secured by substantially all of our producing oil and gas properties.
If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.
Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The events that constitute a change of control under the indenture would constitute a default under our bank credit facility, which prohibits the purchase of the notes by us in the event of certain change of control events, unless, and until, such time as our indebtedness under the bank credit facility is repaid in full. There can be no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under the bank credit facility and these notes in the event of a change in control. Our failure to purchase the notes as required under the indenture would result in a default under the indenture and under the bank credit facility, each of which could have material adverse consequences for us and the holders of the notes. See “Description of the notes— Change of control.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.
Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.
A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.
A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.
The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.
Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

You cannot be sure that an active trading market will develop for the notes.
The notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. We have been informed by the underwriter that it intends to make a market in the notes after this offering is completed. However, the underwriter is not obligated to do so and may cease its market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

Ratio of earnings to fixed charges
The following table sets forth our ratio of earnings to fixed charges:

						Nine months ended
	Year ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

Ratio of earnings to fixed charges	5.8x	4.6x	3.6x	4.3x	7.0x	6.7x	11.5x

For purpose of computing the ratio of earnings to fixed charges, earnings are defined as:

•	income from continuing operations before income taxes and equity method earnings of affiliates;

•	plus fixed charges and distributed income of equity investees.
Fixed charges are defined as the sum of the following:

•	interest expense (including amounts capitalized);

•	amortization of debt discount and issuance cost (expensed and capitalized); and

•	that portion of rental expense which we believe to be representative of an interest factor.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $148.0 million after deducting the underwriting discounts and commissions and expenses of the offering.
We intend to use the net proceeds from this offering to fund a portion of our pending $250.0 million oil and natural gas property acquisition, which is expected to close in late January 2006. Pending such use, a portion of the funds will be used to repay current borrowings under our bank credit facility, which were approximately $35.0 million as of December 1, 2005 and the remaining $113.0 million of net proceeds will be invested in short-term investments. If we do not close the acquisition, we will use the net proceeds for general corporate purposes, which may include additions to working capital, development and exploration expenditures or the financing of acquisitions.
The remainder of the acquisition cost will be financed with a combination of borrowings under our bank credit facility and available cash. As of September 30, 2005, there was availability under our bank credit facility of approximately $80.0 million and borrowing base capacity of approximately $180.0 million. As of December 1, 2005, our bank credit facility had an average interest rate of 5.3% and availability of approximately $65.0 million. See “Capitalization” for a pro forma presentation of our capitalization as adjusted for the offering and as further adjusted for the acquisition.

Capitalization
The following table sets forth our unaudited cash and capitalization as of September 30, 2005:

•	on an actual basis.

•	on an as adjusted basis to give effect to this offering, the repayment of borrowings under our bank credit facility and the investment of the remaining proceeds in short-term investments until the pending oil and natural gas property acquisition is consummated in January 2006.

•	on an as further adjusted basis to give effect to the pending oil and natural gas property acquisition. The acquisition cost of $250.0 million will be financed with a combination of cash, including the proceeds from this offering and available cash, and borrowings under our bank credit facility.

	As of September 30, 2005

			As further
(Dollars in thousands)	Actual	As adjusted	adjusted

Cash and cash equivalents	$36,990	$164,990	$14,990

Long-term debt:
Capital lease obligations	6,018	6,018	6,018
Bank credit facility(1)	20,000	—	100,000
7.5% senior subordinated notes due 2013	223,543	223,543	223,543
Notes offered hereby	–	150,000	150,000

Total long term debt	249,561	379,561	479,561
Stockholders’ equity	672,281	672,281	672,281

Total capitalization	$921,842	$1,051,842	$1,151,842

(1) As of December 1, 2005, borrowings under our bank credit facility were $35.0 million, $25.0 million of which was drawn to provide earnest money for the pending acquisition, which will be applied to the $250.0 million purchase price at closing.

Description of the notes
Certain terms used in this description are defined under the subheading “—Certain definitions.” As used in this section, the term “Company” refers only to Denbury Resources Inc., the issuer of the Notes, and not to any of its subsidiaries.
General
The Notes are to be issued under an Indenture, to be dated as of December      , 2005 (the “Indenture”), among the Company, its subsidiaries and JPMorgan Chase Bank, National Association, as Trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of the Indenture at our address set forth under the heading “Where you can find more information.”
Terms of the Notes
The Notes will be unsecured senior subordinated obligations of the Company, initially limited to $150.0 million aggregate principal amount, and will mature on December 15, 2015. The Notes will bear interest at the rate per annum shown on the cover page hereof from the date of original issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date on June 15 and December 15 of each year, commencing June 15, 2006. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at 1% per annum in excess of such rate. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.
Principal of and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at our office or agency in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee), except that, at our option, payment of interest may be made by check mailed to the address of the Holders as such address appears in the note register.
The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.
Subject to the covenants described below under “—Certain covenants” and applicable law, the Company may issue additional Notes under the Indenture in an unlimited principal amount (the “Additional Notes”). The Notes offered hereby and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the notes,” references to the Notes include any Additional Notes actually issued.

Optional redemption
Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to December 15, 2010. Thereafter, the Notes will be redeemable, at our option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15, of the years set forth below:

Period	Redemption price

2010	%
2011	%
2012	%

2013 and thereafter	100%

In addition, prior to December 15, 2008, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of      %, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Stock Offerings; provided that

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 60 days after the date of consummation of the related Stock Offering.
In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory redemption; offers to purchase; open market purchases
We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of control” and “Certain Covenants— Limitation on sales of assets and subsidiary stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees
The Subsidiary Guarantors, jointly and severally, as primary obligors and not merely as sureties, will irrevocably, fully and unconditionally guarantee (each, a “Subsidiary Guarantee”) on a senior subordinated basis the performance and the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all the obligations of the Company under the Indenture and the Notes (all such obligations guaranteed by the Subsidiary Guarantors being herein called the “Guaranteed Obligations”). The Company will derive a substantial portion of its operating income and cash flow from its subsidiaries, including the Subsidiary Guarantors, the common stock of which may be pledged to secure the Company’s indebtedness outstanding under the Credit Facilities. Each Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Subsidiary Guarantee with respect to the Subsidiary Guarantor. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk factors— Risk related to our indebtedness and the notes— A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of notes from relying on that subsidiary to satisfy claims.”
Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.
Each Subsidiary Guarantee is a continuing guarantee and shall:

(1) subject to certain limited exceptions, remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon the Subsidiary Guarantor; and

(3) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.
Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain covenants— Merger and consolidation”; provided, however, that if such Person is not the Company, the Subsidiary Guarantor’s obligations under the Indenture and its Subsidiary Guarantee must be expressly assumed by such other Person. However, upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company), such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guarantee. See “—Certain covenants— Merger and consolidation.”

Ranking
Senior Indebtedness versus Notes
The indebtedness evidenced by the Notes and the Subsidiary Guarantees will be unsecured, general obligations of the Company and the relevant Subsidiary Guarantor, as the case may be, subordinated in right of payment, as set forth in the Indenture, to the prior payment of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company under, and such Subsidiary Guarantor’s guarantee, if any, of the Company’s obligations with respect to, the Credit Facilities.
As of December 1, 2005, after giving pro forma effect to this offering, the application of the net proceeds from this offering as discussed under “Use of proceeds” and the pending acquisition:

(1) the Senior Indebtedness of the Company and the Subsidiary Guarantors other than Denbury Onshore, LLC would have been approximately $100.0 million, representing either a primary obligation for, or guarantees of, the secured debt under the Credit Agreement; and

(2) the Senior Indebtedness of Denbury Onshore, LLC, one of the Subsidiary Guarantors, would have been approximately $106.0 million, including its Indebtedness of $100.0 million under the Credit Agreement and $6.0 million of capital lease obligations.
Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain covenants— Limitation on indebtedness.”
Other Senior Subordinated Indebtedness versus Notes
Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guarantee in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively, including the obligations of the Company and such Subsidiary Guarantor with respect to the Company’s 7 1/2% Senior Subordinated Notes due 2013 (the “Existing Senior Subordinated Notes”).
As of December 1, 2005, after giving pro forma effect to this offering, the application of the net proceeds from this offering as described under “Use of proceeds” and the pending acquisition:

(1) the Company’s Senior Subordinated Indebtedness would have been approximately $375.0 million, consisting solely of the Notes and the Existing Notes; and

(2) the Senior Subordinated Indebtedness of the Subsidiary Guarantors would have been approximately $375.0 million, consisting of their primary obligations for, or guarantees of, Senior Subordinated Indebtedness of the Company represented by the Notes and the Existing Notes.
The Company and each Subsidiary Guarantor will agree in the Indenture that they will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured

Indebtedness merely because it is unsecured and (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.
Liabilities of non-guarantor Subsidiaries versus Notes
A substantial portion of the operations of the Company are currently conducted through its Subsidiaries. All of our existing Restricted Subsidiaries are Guaranteeing the Notes. However, our Unrestricted Subsidiaries will not, and certain future Subsidiaries of the Company may not, be required to guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders (if any) of such non-guarantor Subsidiaries generally would have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations would not constitute Senior Indebtedness of the Company. The Notes, therefore, would be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such non-guarantor Subsidiaries of the Company. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants— Limitation on indebtedness.”
Payment of Notes
The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under “Defeasance” below or may not repurchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if:

(1) any Designated Senior Indebtedness of the Company is not paid when due; or

(2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;
unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the applicable Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of the holders of such Designated

Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is no longer continuing; or

(3) because such Designated Senior Indebtedness has been repaid in full in cash).
Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company must resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period.
Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Noteholders are entitled to receive any payment in respect of the Notes;

(2) until such Senior Indebtedness is paid in full in cash, any payment or distribution to which Noteholders would be entitled from the Company but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness of the Company as their interests may appear; and

(3) if a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.
If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such holders of the acceleration.
The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are unsecured senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company’s obligations under the Notes apply equally to each Subsidiary Guarantor and the obligations of each such Subsidiary Guarantor under its respective Subsidiary Guarantee.
By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Noteholders, and creditors of the Company or a Subsidiary Guarantor who are not holders of Senior Indebtedness of the Company or such Subsidiary Guarantor may recover less, ratably, than holders of Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, and may recover more, ratably, than the Noteholders.
Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below will not be contractually subordinated in right of payment to any Senior Indebtedness of the Company or subject to the restrictions described herein.
Book-entry, delivery and form
The Notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
The Notes may be presented for registration of transfer and exchange at the offices of the registrar.
Depository procedures
The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).
Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a default with respect to the Notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.
Same day settlement and payment
We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Change of control
(a) Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 40% of the voting power of the Voting Stock of such parent corporation);

(2) during any period of two consecutive years from and after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease, conveyance or transfer of all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

In the event that at the time of such Change of Control the terms of the Indebtedness under the Credit Agreement restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in paragraph (b) below, but in any event within 30 days following any Change of Control, the Company shall:

(1) repay in full the Indebtedness under the Credit Agreement; or

(2) obtain the requisite consent under the agreements governing the Indebtedness under the Credit Agreement to permit the repurchase of the Notes as provided for in paragraph (b) below.
(b) Within 30 days following a Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control); (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.
(c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.
The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriter. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “Certain covenants— Limitation on Indebtedness” and “—Limitation on Liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement prohibits the Company from purchasing any Notes and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.
Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.
The Company will not be required to make an offer to purchase the Notes as a result of a Change of Control if a third party:

(1) makes such offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture relating to the Company’s obligations to make such an offer; and

(2) purchases all Notes validly tendered and not withdrawn under such an offer.
Certain covenants
The Indenture contains covenants including, among others, the following:
Limitation on indebtedness.
(a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or a Restricted Subsidiary may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds 2.25 to 1.0.
(b) Notwithstanding the foregoing paragraph (a), the Company and any Restricted Subsidiary may Incur the following Indebtedness:

(1) Indebtedness Incurred pursuant to any Credit Facility, so long as the aggregate amount of all Indebtedness outstanding under all Credit Facilities does not, at any one time, exceed the aggregate amount of borrowing availability as of such date under all Credit Facilities that determine availability on the basis of a borrowing base or other asset-based calculation; provided, however, that in no event shall such amount exceed the greater of (x) $300 million and (y) 75% of ACNTA as of the date of such Incurrence;

(2) Indebtedness owed to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(3) The Notes (other than any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of (A) a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and (B) the Company or a Restricted Subsidiary Incurred for the purpose of financing all or any part of the cost of acquiring oil and gas properties, another Person (other than a Person that was, immediately prior to such acquisition, a Subsidiary of the Company) engaged in the Oil and Gas Business or all or substantially all the assets of such a person; provided, however, that, in the case of each of clause (A) and clause (B) above, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds 2.0 to 1.0;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) above, this clause (6) or clause (7) below; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or the Company;

(7) Non-recourse Purchase Money Indebtedness;

(8) Indebtedness with respect to Production Payments; provided, however, that any such Indebtedness shall be Limited Recourse Production Payments; provided further, however, that the Net Present Value of the reserves related to such Production Payments shall not exceed 30% of ACNTA at the time of Incurrence;

(9) Indebtedness consisting of the Subsidiary Guarantees and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred by the Company pursuant to clauses (1) and (3);

(10) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

(11) Indebtedness under Oil and Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

(12) Indebtedness in respect of bid, performance or surety obligations issued by or for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(13) Indebtedness of the Company or a Restricted Subsidiary Incurred to finance capital expenditures and Refinancing Indebtedness Incurred in respect thereof in an aggregate amount which, when taken together with the amount of all other Indebtedness Incurred pursuant to this clause (13) since the Issue Date and then outstanding, does not exceed $20 million;

(14) Permitted Marketing Obligations;

(15) In-kind obligations relating to oil and gas balancing positions arising in the ordinary course of business; and

(16) Indebtedness in an aggregate amount which, together with the amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) above or paragraph (a)) does not exceed $30 million.
(c) Notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes or the relevant Subsidiary Guarantor, as the case may be, to at least the same extent as such Subordinated Obligations.
(d) For purposes of determining compliance with the foregoing covenant:

(1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses; provided that any Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

and

(2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.
Incurrence of layered indebtedness.
Notwithstanding paragraphs (a) and (b) of the covenant described above under “— Limitation on indebtedness,” the Company shall not, and the Company shall not permit any Subsidiary Guarantor to, Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

Limitation on restricted payments.
(a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis commencing on December 31, 2002, and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

(C) the aggregate Net Cash Proceeds received by the Company from the issue or sale subsequent to the Issue Date of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan; provided, however, that if such employee stock ownership plan incurs any Indebtedness with respect thereto, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan with respect to such Indebtedness;

(D) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

(E) an amount equal to the sum of (i) the net reduction in Investments made subsequent to the Issue Date by the Company or any Restricted Subsidiary in any Person resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

At December 1, 2005, the Company would have been able to make approximately $150.4 million of Restricted Payments under the foregoing calculation specified in this paragraph (a)(3).
(b) The provisions of the foregoing paragraph (a) shall not prohibit:

(1) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(2) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above (but only to the extent that such Net Cash Proceeds were used to purchase or redeem such Capital Stock as provided in this clause (2));

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(4) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2 million in any calendar year; provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(5) loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors (or a duly authorized officer), the net cash proceeds of which are used solely (A) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (B) to refinance loans, together with accrued interest thereon, made pursuant to item (A) of this clause (5); provided, however, that such loans shall be excluded in the calculation of the amount of Restricted Payments; or

(6) other Restricted Payments in an aggregate amount not to exceed $20 million; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.
Limitation on restrictions on distributions from restricted subsidiaries.
The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) to make any loans or advances to the Company or a Restricted Subsidiary or (c) to transfer any of its property or assets to the Company or a Restricted Subsidiary, except:

(1) any encumbrance or restriction in the Credit Agreement on the Issue Date or pursuant to any other agreement in effect on the Issue Date;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

(4) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

(6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.
Limitation on sales of assets and subsidiary stock.
(a) In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions (other than an Asset Disposition referred to in clause (c) below) occurring on or after the Issue Date in any period of

12 consecutive months exceeds 15% of Adjusted Consolidated Net Tangible Assets as of the beginning of such 12-month period, then the Company shall:

(1) within 180 days (in the case of (A) below) or 18 months (in the case of (B) below) after the date such Net Available Cash so received exceeds such 15% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Available Cash to repay Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the Company or any Affiliate of the Company or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets or Permitted Business Investments; or

(2) apply such excess Net Available Cash (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this covenant. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied as so required by the end of such period shall constitute “Excess Proceeds.”
(b) If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an “Excess Proceeds Offer”) to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to, the date of purchase (the “Excess Proceeds Payment”), but, if the terms of any other Senior Subordinated Indebtedness require that an offer be made for such Senior Subordinated Indebtedness contemporaneously with the Excess Proceeds Offer, then the Excess Proceeds shall be prorated between the Excess Proceeds Offer and the offer for such other Senior Subordinated Indebtedness in accordance with the aggregate outstanding principal amounts (or, in the case of other Senior Subordinated Indebtedness issued with significant original issue discount, accreted value) of the Notes and such other Senior Subordinated Indebtedness, and the aggregate principal amount of Notes for which the Excess Proceeds Offer is made shall be reduced accordingly.
The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under this covenant and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.
(c) In the event of an Asset Disposition by the Company or any Restricted Subsidiary that consists of a sale of hydrocarbons and results in Production Payments, the Company or such Restricted Subsidiary shall apply an amount equal to the Net Available Cash received by the Company or such Restricted Subsidiary to:

(1) reduce Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the Company or any Affiliate of the Company, within 180 days after the date such Net Available Cash is so received; or

(2) invest in Additional Assets or Permitted Business Investments within 18 months after the date such Net Available Cash is so received.
Limitation on affiliate transactions.
(a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless the terms thereof:

(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $15 million, are set forth in writing and have been approved by the Board of Directors, including a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

(3) if such Affiliate Transaction involves an amount in excess of $25 million, have been determined by a nationally recognized investment banking firm or other qualified independent appraiser to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.
(b) The provisions of the foregoing paragraph (a) shall not prohibit:

(1) any sale of hydrocarbons or other mineral products to an Affiliate of the Company or the entering into or performance of Oil and Gas Hedging Contracts, gas gathering, transportation or processing contracts or oil or natural gas marketing or exchange contracts with an Affiliate of the Company, in each case, in the ordinary course of business, so long as the terms of any such transaction are approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction;

(2) the sale to an Affiliate of the Company of Capital Stock of the Company that does not constitute Disqualified Stock, and the sale to an Affiliate of the Company of Indebtedness (including Disqualified Stock) of the Company in connection with an offering of such Indebtedness in a market transaction and on terms substantially identical to those of other purchasers in such market transaction;

(3) transactions contemplated by any employment agreement or other compensation plan or arrangement existing on the Issue Date or thereafter entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or any Restricted Subsidiary;

(5) transactions between or among the Company and its Restricted Subsidiaries;

(6) transactions between the Company or any of its Restricted Subsidiaries and Persons that are controlled (as defined in the definition of “Affiliate”) by the Company (an “Unrestricted Affiliate”); provided that no other Person that controls (as so defined) or is under common control with the Company holds any Investments in such Unrestricted Affiliate;

(7) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Limitation on restricted payments”;

(8) loans or advances to employees in the ordinary course of business and approved by the Company’s Board of Directors in an aggregate principal amount not to exceed $2.5 million outstanding at any one time; and

(9) purchase and supply transactions with Genesis Energy, L.P. or its Affiliates in the ordinary course of business consistent with past practice.
Limitation on liens.
The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Lien on or with respect to any property of the Company or such Restricted Subsidiary, whether owned on the Issue Date or acquired after the Issue Date, or any interest therein or any income or profits therefrom, unless the Notes or any Subsidiary Guarantee of such Restricted Subsidiary, as applicable, are secured equally and ratably with (or prior to) any and all other Indebtedness secured by such Lien, except that the Company and its Restricted Subsidiaries may enter into, create, incur, assume or suffer to exist Permitted Liens and Liens securing Senior Indebtedness.
Merger and consolidation.
The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, any Person, unless:

(1) (A) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (B) the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on indebtedness”;

(4) immediately after giving effect to such transaction, the Successor Company shall have Adjusted Consolidated Net Tangible Assets that are not less than the Adjusted Consolidated Net Tangible Assets prior to such transaction;

(5) in the case of a conveyance, transfer or lease of all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, such assets shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person; and

(6) the Company shall have complied with certain additional conditions set forth in the Indenture;

provided, however, that clauses (3) and (4) shall not be applicable to any such transaction solely between the Company and any Restricted Subsidiary.
The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.
The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a Guarantee Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(3) in the case of a conveyance, transfer or lease of all or substantially all the assets of a Subsidiary Guarantor, such assets shall have been so conveyed, transferred or leased as an entirety or virtually as an entirety to one Person; and

(4) the Company shall have complied with certain additional conditions contained in the Indenture.
The provisions of clauses (1) and (2) above shall not apply to any one or more transactions which constitute an Asset Disposition if the Company has complied with the applicable provisions of the covenant described under “— Limitation on sales of assets and Subsidiary Stock” above.
SEC reports.
Notwithstanding that the Company may not at any time be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.
Future subsidiary guarantors.
The Company shall cause each Restricted Subsidiary that represents at least 10% of the book assets of, or 10% of the ACNTA of, the Company and its Restricted Subsidiaries, taken as a whole, and that has an aggregate of $15.0 million or more of Indebtedness and Preferred Stock outstanding at any time to promptly Guarantee the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth in the Indenture.

Defaults
An Event of Default is defined in the Indenture as:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “—Certain covenants— Merger and consolidation” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of control” (other than a failure to purchase Notes), “—Certain covenants,” “—Limitation on indebtedness,” “—Limitation on restricted payments,” “—Limitation on restrictions on distributions from restricted subsidiaries,” “—Limitation on sales of assets and subsidiary stock” (other than a failure to purchase Notes), “— Limitation on affiliate transactions,” “— Limitation on liens,” “Future subsidiary guarantors” or “SEC reports”;

(5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

(6) Indebtedness of the Company (other than Limited Recourse Production Payments and Nonrecourse Purchase Money Indebtedness) is not paid within any applicable grace period after final maturity or the maturity of such Indebtedness is accelerated by the holders thereof because of a default (and such acceleration is not rescinded or annulled) and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in an uninsured or unindemnified amount in excess of $10 million or its foreign currency equivalent at the time is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived, bonded or stayed within 10 days after notice (the “judgment default provision”); or

(9) any Subsidiary Guarantee ceases or otherwise fails to be in full force and effect (other than in accordance with the terms thereof) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee if such default continues for a period of ten days after notice thereof to the Company (the “guarantee default provision”).
However, a default under clauses (4), (5), (8) and (9) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.
If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have furnished to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have furnished the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.
The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.
Amendments and waivers
Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional redemption”;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders; or

(9) make any change in any Subsidiary Guarantee that could adversely affect such holder.
Without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company or the Subsidiary Guarantors under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or any Subsidiary Guarantor thereunder;

(5) add guarantees with respect to the Notes (including any Subsidiary Guarantee);

(6) secure the Notes;

(7) add to the covenants of the Company for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(8) make any change that does not adversely affect the rights of any holder of the Notes; or

(9) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.
The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.
Transfer
The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.
Defeasance
The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under “Change of Control” and under the covenants described under “—Certain covenants” (other than the covenant described under “—Merger and consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the guarantee default provision described under “—Defaults” above and the limitations contained in clauses (3) and (4) under the first and third paragraphs of “—Certain covenants— Merger and consolidation” above (“covenant defeasance”).
The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) or (4) under the first or third paragraph of “—Certain covenants— Merger and consolidation” above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations with respect to its Subsidiary Guarantee.
In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to

Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).
Concerning the trustee
JPMorgan Chase Bank, National Association is to be the Trustee under the Indenture and will be appointed by the Company as Registrar and Paying Agent with regard to the Notes. JPMorgan Chase Bank, National Association also serves as the Trustee under the Indenture for our Existing Senior Subordinated Notes.
The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.
Governing law
The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain definitions
“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) in the Oil and Gas Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:

(a) the sum of:

(1) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and (B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report which would, in the case of determinations made pursuant to clauses (A) and (B), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to (C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (C) and (D), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change which is an increase, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(2) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(3) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(4) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum (1) minority interests;

(2) any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(4) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(5) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “—Certain covenants— Limitation on restricted payments,” “—Certain covenants— Limitation on affiliate transactions” and “—Certain covenants— Limitations on sales of assets and subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.
Notwithstanding the foregoing, none of the following shall be deemed to be an Asset Disposition:

(1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

(2) for purposes of the covenant described under “—Certain covenants— Limitation on sales of assets and subsidiary stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain covenants— Limitation on restricted payments,” a disposition of all or substantially all the assets of the Company in compliance with “—Certain covenants— Merger and consolidation” or a disposition that constitutes a Change of Control pursuant to clause (3) of the definition thereof;

(3) the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(4) the abandonment, farm-out, lease or sublease of developed or undeveloped crude oil and natural gas properties in the ordinary course of business;

(5) the trade or exchange by the Company or any Restricted Subsidiary of any crude oil and natural gas property owned or held by the Company or such Restricted Subsidiary for any crude oil and natural gas property owned or held by another Person; or

(6) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment;
in each case in the ordinary course of business.
“Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/ Leaseback Transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).
“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.
“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.
“Business Day” means each day which is not a Legal Holiday (as defined in the Indenture).
“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Coverage Ratio” as of any date of determination means the ratio of

(x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to

(y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition (other than an Asset Disposition involving assets having a fair market value of less than the greater of two and one-half percent (2.5%) of Adjusted Consolidated Net Tangible Assets as of the end of the Company’s then most recently completed fiscal year and $3.0 million), then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition (including by way of lease) of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).
“Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which would properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated balance sheet of the Company and its Restricted subsidiaries at such date, after eliminating:

(1) all intercompany items between the Company and any Restricted Subsidiary; and

(2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt;

(2) capitalized interest;

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) net costs (including amortization of fees and up-front payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which the Company or any of its Restricted Subsidiaries has paid a premium;

(6) dividends (excluding dividends paid in shares of Capital Stock which is not Disqualified Stock) in respect of all Disqualified Stock held by Persons other than the Company or a Wholly Owned Subsidiary;

(7) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or any Restricted Subsidiary to the extent such Indebtedness constitutes Indebtedness of the Company or any Restricted Subsidiary (whether or not such Guarantee or Lien is called upon); provided, however, “Consolidated Interest Expense” shall not include any (x) amortization of costs relating to original debt issuances other than the amortization of debt discount related to the issuance of zero coupon securities or other securities with an original issue price of not more than 90% of the principal thereof, (y) Consolidated Interest Expense with respect to any Indebtedness Incurred pursuant to clause (b)(8) of the covenant described under “—Certain covenants—Limitation on indebtedness” and (z) noncash interest expense Incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being either neutral or net payors as to future payouts under such caps or options.
“Consolidated Net Income” means, for any period, the net income of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses;

(6) any non-cash compensation expense realized for grants of performance shares, stock options or stock awards to officers, directors and employees of the Company or any of its Restricted Subsidiaries;

(7) any write-downs of noncurrent assets; provided, however, that any ceiling limitation writedowns under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; and

(8) the cumulative effect of a change in accounting principles.
Notwithstanding the foregoing, for the purposes of the covenant described under “Certain covenants— Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.
“Consolidated Net Tangible Assets,” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1) minority interests in Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

(3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5) treasury stock;

(6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.
“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all outstanding Capital Stock of the Company, plus

(2) paid-in capital or capital surplus relating to such Capital Stock, plus

(3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.
“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated September 1, 2004, as amended, by and among Denbury Onshore, LLC, the Company and JPMorgan Chase Bank, National Association. (or any successor thereto or replacement thereof), as administrative agent and as a lender, and certain other institutions, as lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced, refinanced or increased in whole or in part from time to time.
“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Designated Senior Indebtedness” in respect of a Person means:

(1) all the obligations of such Person under any Credit Facilities (including the Credit Agreement); and

(2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

in each case described in the immediately preceding clauses (1), (2) or (3), on or prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but not provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not

(1) mature or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; is

(2) convertible or exchangeable for Indebtedness or Disqualified Stock; or is redeemable, in whole

(3) or in part, at the option of the holder thereof;

constitute Disqualified Stock if:

(x) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under “—Certain covenants— Limitation on sales of assets and subsidiary stock” and “—Certain covenants— Change of control; and

(y) any such requirement only becomes operative after compliance with such corresponding terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“EBITDA” for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) provision for taxes based on income or profits;

(2) depletion and depreciation expense;

(3) amortization expense;

(4) exploration expense (if applicable to the Company after the Issue Date);

(5) unrealized foreign exchange losses; and

(6) all other non-cash charges, including non-cash charges taken pursuant to FAS 133 (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except such amounts as the Company determines in good faith are nonrecurring);
and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

(1) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments;

(2) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments; and

(3) unrealized foreign exchange gains.
Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depletion, depreciation, amortization and exploration and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FAS 133” means Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.”
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
“Guarantee Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor or any other Person becomes subject to the applicable terms and conditions of the Indenture.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Oil and Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.
“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued dividends);

(6) all obligations of such Person relating to any Production Payment;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

(8) all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, assuming the contingency giving rise to the obligation were to have occurred on such date, of any Guarantees outstanding at such date.
None of the following shall constitute Indebtedness:

(1) indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(2) any trade payables or other similar liabilities to trade creditors and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property;

(3) any liability for Federal, state, local or other taxes owed or owing by such Person;

(4) amounts due in the ordinary course of business to other royalty and working interest owners;

(5) obligations arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

(6) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (A) the sale or discount of accounts receivable, (B) trade acceptances and (C) endorsements of instruments for deposit in the ordinary course of business;

(7) obligations in respect of performance bonds provided by the Company or its Subsidiaries in the ordinary course of business and refinancing thereof;

(8) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however that such obligation is extinguished within two Business Days of its incurrence; and

(9) obligations in respect of any obligations under workers’ compensation laws and similar legislation.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.
“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers or joint interest partners or drilling partnerships sponsored by the Company or any Restricted Subsidiary in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.
For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain covenants— Limitation on restricted payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.
“Issue Date” means the date on which the Notes are originally issued.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Limited Recourse Production Payments” means, with respect to any Production Payments, Indebtedness, the terms of which limit the liability of the Company and its Restricted Subsidiaries solely to the hydrocarbons covered by such Production Payments; provided, however, that no default with respect to such Indebtedness would permit any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

(1) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “—Certain covenants— Limitation on sales of assets and subsidiary stock.”
“Moody’s” means Moody’s Investor’s Service, Inc. and its successors.
“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
“Net Present Value” means, with respect to any proved hydrocarbon reserves, the discounted future net cash flows associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the Issue Date.
“Net Working Capital” means:

(1) all current assets of the Company and its Restricted Subsidiaries; minus

(2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness;
determined in accordance with GAAP.
“Non-recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Subsidiary Guarantor incurred in connection with the acquisition by the Company or such Subsidiary Guarantor in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Subsidiary Guarantor in conducting its operations) with respect to which:

(1) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

(2) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Subsidiary Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.
“Oil and Gas Business” means the business of the exploration for, and exploitation, development, acquisition, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).
“Oil and Gas Hedging Contract” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

“Oil and Gas Liens” means:

(1) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

(2) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

(3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(4) Liens arising in connection with Production Payments; and

(5) Liens on pipelines or pipeline facilities that arise by operation of law.
“Permitted Business Investment” means any investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including:

(1) ownership interests in oil and gas properties, processing facilities, gathering systems, pipelines or ancillary real property interests; and

(2) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations other than Restricted Subsidiaries.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is an Oil and Gas Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is an Oil and Gas Business;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain covenants— Limitation on sales of assets and subsidiary stock”;

(9) Permitted Business Investments;

(10) Investments intended to promote the Company’s strategic objectives in the Oil and Gas Business in an aggregate amount not to exceed 5.0% of ACNTA (determined as of the date of the making of any such Investment) at any one time outstanding (which Investments shall be deemed to be no longer outstanding only upon and to the extent of the return of capital thereof); and

(11) Investments made pursuant to Hedging Obligations of the Company and the Restricted Subsidiaries.
“Permitted Liens” means, with respect to any Person:

(1) Liens existing as of the Issue Date;

(2) Liens securing the Notes, any Subsidiary Guarantee and other obligations arising under the Indenture;

(3) any Lien existing on any property of a Person at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other property of the Company or the Restricted Subsidiaries;

(4) any Lien existing on any property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other property of the Company or the Restricted Subsidiaries;

(5) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (i) easements, rights of way and similar encumbrances, (ii) rights or title of lessors under leases (other than Capital Lease Obligations), (iii) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (iv) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (v) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice and (vi) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business);

(6) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(7) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings, so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against the Company or any Restricted Subsidiary but excluding any such Liens to the extent securing insured or indemnified judgments or orders) in excess of $10.0 million;

(8) Liens securing Hedging Obligations of the Company and its Restricted Subsidiaries;

(9) Liens securing purchase money Indebtedness or Capital Lease Obligations, provided that such Liens attach only to the property acquired with the proceeds of such purchase money Indebtedness or the property which is the subject of such Capital Lease Obligations;

(10) Liens securing Non-recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations), provided that (i) such Liens attach only to the fixed assets acquired with the proceeds of such Non-recourse Purchase Money Indebtedness; and (ii) such Non-recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets;

(11) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Company or any Restricted

Subsidiary so long as such deposit of funds is permitted by the provisions of the Indenture described under “—Limitation on restricted payments”;

(12) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary to secure obligations of such Person and any refinancings thereof;

(13) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (1), (2), (3), (4), (9) and (10) above; provided, however, that (i) such new Lien shall be limited to all or part of the same property (including future improvements thereon and accessions thereto) subject to the original Lien and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(14) Liens in favor of the Company or a Restricted Subsidiary.

Notwithstanding anything in this definition to the contrary, the term “Permitted Liens” shall not include Liens resulting from the creation, incurrence, issuance, assumption or Guarantee of any Production Payments other than:

(1) any such Liens existing as of the Issue Date;

(2) Production Payments in connection with the acquisition of any property after the Issue Date; provided that any such Lien created in connection therewith is created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, such property;

(3) Production Payments other than those described in clauses (1) and (2), to the extent such Production Payments constitute Asset Dispositions made pursuant to and in compliance with the provisions of the Indenture described under “—Limitation on Sales of Assets and subsidiary stock”; and

(4) incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company and any Restricted Subsidiary;
provided, however, that, in the case of the immediately foregoing clauses (1), (2), (3) and (4), any Lien created in connection with any such Production Payments shall be limited to the property that is the subject of such Production Payments.
“Permitted Marketing Obligations” means Indebtedness of the Company or any Restricted Subsidiary under letter of credit or borrowed money obligations, or in lieu of or in addition to such letters of credit or borrowed money, guarantees of such Indebtedness or other obligation, of the Company or any Restricted Subsidiary by any other Restricted Subsidiary, as applicable, related to the purchase by the Company or any Restricted Subsidiary of hydrocarbons for which the Company or such Restricted Subsidiary has contracts to sell; provided, however, that in the event that such Indebtedness or obligations are guaranteed by the Company or any Restricted Subsidiary, then either:

(1) the Person with which the Company or such Restricted Subsidiary has contracts to sell has an investment grade credit rating from S&P or Moody’s, or in lieu thereof, a Person guaranteeing the payment of such obligated Person has an investment grade credit rating from S&P or Moody’s; or

(2) such Person posts, or has posted for it, a letter of credit in favor of the Company or such Restricted Subsidiary with respect to all such Person’s obligations to the Company or such Restricted Subsidiary under such contracts.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
The term “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.
“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is Non-recourse Purchase Money Indebtedness, such Refinancing Indebtedness satisfies clauses (1) and (2) of the definition of “Non-recourse Purchase Money Indebtedness;” provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company or of a Subsidiary Guarantor.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than

(x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock),

(y) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person. “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Company, Inc., and its successors.
“Sale/Leaseback Transaction” means an arrangement relating to property owned on the Issue Date or thereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, provided that the fair market value of such property (as reasonably determined by the Board of Directors acting in good faith) is $10 million or more.
“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, and all obligations of such Person under any Credit Facility, whether outstanding on the Issue Date or thereafter Incurred; and

(2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
unless, with respect to obligations described in the immediately preceding clause (1) or (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding,

it is provided that such obligations are not superior in right of payment to the Notes or the applicable Subsidiary Guarantee; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary of such Person;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (other than, in the case of the Company or any Subsidiary Guarantor that Guarantees any Credit Facility, Indebtedness under any Credit Facility that is Incurred on the basis of a representation by the Company or the applicable Subsidiary Guarantor to the applicable lenders that such Person is permitted to Incur such Indebtedness under the Indenture).
“Senior Subordinated Indebtedness” means:

(1) with respect to the Company, the Notes, the Existing Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness of the Company; and

(2) with respect to each Subsidiary Guarantor, its Subsidiary Guarantee of the Notes, the Existing Senior Subordinated Notes and any other Indebtedness of such Person that specifically provides that such Indebtedness rank pari passu with its applicable Subsidiary Guarantee in respect of payment and is not subordinated by its terms in respect of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
“Stock Offering” means a primary offering, whether public or private, of shares of common stock of the Company.
“Subordinated Obligation” means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to, in the case of the Company, the Notes or, in the case of a Subsidiary Guarantor, its Subsidiary Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or (3) one or more Subsidiaries of such Person.
“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter Guarantees the Notes pursuant to the terms of the Indenture.
“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $200.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized credit rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor whose assets consist of obligations of the types described in clauses (1), (2), (3), (4) and (5) hereof;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P or “R-1” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(6) investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any investment therein is made of “A3” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer).

“Unrestricted Subsidiary” means:

(1) Genesis Energy, Inc.;

(2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain covenants— Limitation on restricted payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain covenants— Limitation on Indebtedness” and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

Material U.S. federal income tax considerations
The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by original investors thereof who are U.S. Holders (as defined below) and certain U.S. federal income tax considerations of the purchase, ownership and disposition of the notes by original investors who are Non-U.S. Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the U.S. federal income tax consequences to subsequent purchasers of notes and is limited to original investors who purchase the notes at the public offering price to investors set forth on the cover page of this prospectus and who hold the notes as capital assets, within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular original investors in light of their personal circumstances or to certain types of original investors (such as persons having a functional currency other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the U.S., certain financial institutions, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies or persons holding the notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, corporations treated as foreign or domestic personal holding companies, controlled foreign corporations, passive foreign investment companies or Non-U.S. Holders that are owned or controlled by U.S. Holders).
Jenkens & Gilchrist, a Professional Corporation, has reviewed the discussion below and is of the opinion that the discussion, to the extent it addresses matters of U.S. federal income tax law or legal conclusions, fairly summarizes the U.S. federal income tax considerations of the purchase, ownership and disposition of the notes that are likely to be material to original investors. The opinion is based on various assumptions, including assumptions regarding the accuracy of factual representations made by us and is subject to limitations. Their opinion is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge part or all of their opinion and such a challenge could be successful.
Prospective investors are urged to consult their own tax advisors as to the particular tax consequences to them of their participation in the offering and their ownership and disposition of the notes, including the applicability of any U.S. federal tax laws or any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.
Considerations relating to U.S. Holders
As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust

(i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or

(ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. We suggest that partners of a partnership holding notes consult their tax advisors.
Payments of qualified stated interest
The notes pay interest at a stated rate of      %. The stated interest paid on the notes should be treated as qualified stated interest and a U.S. Holder will be required to include ordinary interest income on each note in his, her or its income in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.
Additional payments
The U.S. Holders of notes have the right to require us to repurchase all or any part of such holder’s notes upon a Change of Control. See “Description of the notes— Change of control.” Under the contingent payment debt rules of the original issue discount regulations, certain possible payments are not treated as contingencies or are excepted from consideration for purposes of calculating original issue discount (for example, in cases which the possible payments are remote, incidental, or fit certain other exceptions). We intend to take the position that a repurchase at the option of a U.S. Holder if a Change of Control occurs is remote. In addition, we have the right to redeem all of the notes or a portion thereof from and after December 15, 2010, or up to 35% of the notes prior to December 15, 2008, if certain conditions are met, with the net cash proceeds of equity offerings. See “Description of the notes— Optional redemption.” Under applicable Treasury Regulations, an unconditional option to redeem a debt instrument will be assumed to be exercised if such exercise will lower the yield-to-maturity of the debt instrument. We do not intend, on the issuance date, to treat any of our redemption rights as affecting the computation of the yield-to-maturity of the notes. Accordingly, we intend to take the position (which generally will be binding on a U.S. Holder unless the U.S. Holder explicitly discloses a different position on his, her or its timely filed U.S. federal income tax return) that the notes are not issued with original issue discount. The Internal Revenue Service may take a different position regarding the payment or potential payment of amounts in excess of qualified stated interest or principal, in which case the timing, amount and character of income with respect to a note may be different, and a U.S. Holder could be required to treat as ordinary interest income any gain recognized on the disposition of a note. Prospective holders are urged to consult their own tax advisors regarding the potential effect, if any, of these matters on their particular situation.

Sale, retirement or disposition
Subject to the discussion of “Additional Payments” above, upon the sale, retirement at maturity or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder, less any principal payments or other payments that are not qualified stated interest received by such U.S. Holder. Gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. The deductibility of capital losses by a U.S. Holder is subject to limitations.
Backup withholding and information reporting
Information reporting requirements generally will apply to payments of principal and interest made by us on, or the proceeds of the sale or other disposition prior to maturity of, the notes. Backup withholding tax, currently at a rate of 28%, may apply to such payments if the U.S. Holder fails to:

•	furnish his, her or its taxpayer identification number (social security or employer identification number);

•	certify that his, her or its number is correct;

•	certify that he, she, or it is not subject to backup withholding; or

•	otherwise comply with the applicable requirements of the backup withholding rules.
Certain U.S. Holders are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.
Considerations relating to Non-U.S. Holders
As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.
Payment of interest
In general, payments of interest received by a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

(i) the Non-U.S. Holder, as beneficial owner,

(a) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

(b) is not a controlled foreign corporation that is related to us actually or constructively through stock ownership; or

(c) is not a bank receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

(ii) the interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, and

(iii) the Non-U.S. Holder, as beneficial owner, satisfies the certification requirement.
The certification requirement is generally satisfied if the beneficial owner of a note certifies on IRS Form W-8BEN (or a suitable substitute or successor form), under penalties of perjury, that he, she or it is not a U.S. person and provides his, her or its name and address, and

•	such beneficial owner timely files the IRS Form W-8BEN with the withholding agent; or

•	in the case of notes held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the Form W-8BEN (or a suitable substitute or successor form) from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnishes the withholding agent with a copy thereof and otherwise complies with the applicable certification requirements. A withholding agent, as used herein, is generally the last U.S. payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, or a withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (which itself is not a withholding agent).
Other alternative procedures exist in order to satisfy the certification requirement, depending upon the circumstances applicable to the Non-U.S. Holder, including but not limited to situations where the notes are held by certain intermediaries or partnerships. The certification requirement is not met if either we or the withholding agent have actual knowledge that the beneficial owner is a U.S. Holder or that the conditions of any exemption are not, in fact, satisfied. Non-U.S. Holders, should consult their own tax advisors regarding the certification requirements for Non-U.S. Holders and the effect, if any, of the certification requirements on their particular situation.
Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30%, unless (i) subject to reduction under an applicable income tax treaty or (ii) the interest is effectively connected to a U.S. trade or business and the holder provides IRS Form W-8ECI (or a suitable substitute or successor form) to the withholding agent and meets any other applicable certification requirement. In order to claim a reduced or zero withholding rate under an applicable income tax treaty, the beneficial owner of the note must, under penalties of perjury, provide the withholding agent with a properly completed and executed IRS Form W-8BEN (or a suitable substitute or successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of such applicable income tax treaty and meet any other applicable certification requirements.
Sale, disposition or retirement
A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain (excluding gain representing accrued interest, in which case the rules for interest apply) realized on the sale, exchange, retirement at maturity or other taxable disposition of a note unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•	such gains are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S.
U.S. trade or business
If a Non-U.S. Holder holds a note in connection with the conduct of a trade or business in the U.S.:

(i) any interest on the note, and any gain from disposing of the note generally will be subject to income tax as if the holder were a U.S. Holder, and (ii) Non-U.S. Holders that are corporations may be subject to the “branch profits tax” on earnings that are connected with a U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty or otherwise adjusted.
Backup withholding and information reporting
The withholding agent must report annually to the Internal Revenue Service and to each Non-U.S. Holder on IRS Form 1042-S (or a suitable substitute or successor form) the amount of interest paid on a note, regardless of whether withholding was required, and any tax withheld with respect to interest. Under the provisions of certain U.S. income tax treaties and other applicable agreements, copies of these information returns may be available to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding generally will not apply to payments of interest to a Non-U.S. Holder if the certification requirements described above under “Considerations relating to Non-U.S. Holders— Payment of interest” are met, provided the payor does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. Moreover, payment of the principal or the proceeds of a sale, exchange, retirement or other disposition of a note are generally not subject to information reporting and backup withholding if the certification requirements described above under “Considerations relating to Non-U.S. Holders— Payment of interest” are met, provided the payor does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.
Non-U.S. Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Underwriting
We and J.P. Morgan Securities Inc. have entered into an underwriting agreement relating to the offering and sale of the notes. In the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, $150,000,000 principal amount of notes.
The obligations of the underwriter under the underwriting agreement, including its agreement to purchase the notes from us, are subject to the satisfaction of certain conditions in the underwriting agreement. The underwriter has agreed to purchase all of the notes if any of them are purchased. We will deliver the notes to the underwriter at the closing of this offering when the underwriter pays us the purchase price for the notes.
In the underwriting agreement, we have agreed that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.
The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriter has advised us that it intends to make a market in the notes. However, it is not obligated to do so and may discontinue any market making at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.
The underwriter initially proposes to offer part of the notes directly to the public at the offering price described on the cover page of this prospectus and part to certain dealers at prices that represent a concession not in excess of      % of the principal amount of the notes. The underwriter may allow, and any such dealer may re-allow, a concession not in excess of      % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriter may from time to time vary the offering prices and other selling terms.
In connection with this offering of the notes, the underwriter may engage in overallotments, stabilizing transactions and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or short covering transactions, it may discontinue them at any time.
The underwriter and its affiliates provide investment banking, commercial banking and financial advisory services for us and our affiliates in the normal course of business. JPMorgan Chase Bank, National Association, an affiliate of the underwriter, is the lead agent bank on our credit facility and will be receiving some of the proceeds from the offering in connection with the repayment of our outstanding balance on the credit facility, and also serves as the Trustee under the Indenture for the Notes and under the Indenture for our Existing Senior Subordinated Notes.

It is expected that the delivery of the notes will be made on the date specified in the last paragraph on the cover page of this prospectus which will be the tenth business day following the date of this prospectus (such settlement date being herein referred to as “T+10”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes will initially settle at T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their own advisor.
Legal matters
Certain legal matters with respect to the notes offered hereby will be passed upon for us by Jenkens & Gilchrist, A Professional Corporation, Houston, Texas. Simpson Thacher & Bartlett LLP, New York, New York, is acting as counsel for the underwriter in connection with this offering.
Experts
The consolidated financial statements of the Company as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 incorporated by reference in this prospectus have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their reports, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Certain estimates of our oil and natural gas reserves and related information as of December 31, 2002, 2003 and 2004 included in this prospectus and/or incorporated by reference in this prospectus have been derived from engineering reports prepared by DeGolyer and MacNaughton, and all such information has been so included on the authority of such firms as experts regarding the matters contained in their reports.

Glossary
The terms defined in this section are used throughout this prospectus:

Bbl	One stock tank barrel, of 42 U.S gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bbls/d	Barrels of oil produced per day.

Bcf	One billion cubic feet of natural gas or CO2.

BOE	One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

BOE/d	BOEs produced per day.

Btu	British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Farenheit.

CO2	Carbon Dioxide.

Finding and Development Cost	The average cost per BOE to find and develop proved reserves during a given period. It is calculated by dividing costs, which includes the total acquisition, exploration and development costs incurred during the period plus future development and abandonment costs related to the specified property or group of properties, by the sum of (i) the change in total proved reserves during the period plus (ii) total production during that period.

MBbls	One thousand barrels of crude oil or other liquid hydrocarbons.

MBOE	One thousand BOEs.

Mbtu	One thousand Btus.

Mcf	One thousand cubic feet of natural gas or CO2.

Mcf/d	One thousand cubic feet of natural gas or CO2 produced per day.

MCFE	One thousand cubic feet of natural gas equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

MCFE/ D	MCFEs produced per day.

MMBbls	One million barrels of crude oil or other liquid hydrocarbons.

MMBOE	One million BOEs.

MMBtu	One million Btus.

MMcf	One million cubic feet of natural gas or CO2.

MMCFE	One thousand MCFE.

MMCFE/ D	MMCFEs produced per day.

PV-10 Value	When used with respect to oil and natural gas reserves, PV-10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs and abandonment, using prices and costs in effect at the determination date, and before income taxes, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the Securities and Exchange Commission.

Proved Developed Reserves*	Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved Reserves*	The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved Undeveloped Reserves*	Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

Tcf	One trillion cubic feet of natural gas or CO2.
* This definition is an abbreviated version of the complete definition as defined by SEC in Rule 4-10(a) of Regulation S-X. See www.sec.gov/divisions/corpfin/forms/regsx.htm#gas for the complete definition.

Part II
Information not required in prospectus

Item 14.	Other expenses of issuance and distribution
The following table sets forth the costs and expenses payable by us in connection with the sale of securities being registered hereby. All amounts are estimates, except the registration fee.

SEC Registration Fee	$16,050
Accounting Fees	85,000
Legal Fees and Expenses	200,000
Printing and Engraving Fees and Expenses	80,000
Trustee Fees	15,000
Rating Agency Fee	65,000
Miscellaneous	38,950

Total	$500,000

Item 15.	Indemnification of officers and directors
Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers us under specified circumstances, to indemnify our directors, officers, employees and agents in connection with actions, suits or proceedings brought against them or threatened by reason of the fact that they were our directors, officers, employees or agents, so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of our Company, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of our Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to us, unless a court determines that indemnification is appropriate.
Article IX of our Restated Certificate of Incorporation requires indemnification of directors, officers and other employees to the fullest extent permitted by Section 145 of the DGCL. Furthermore, Article IX explicitly provides that:

•	we may advance expenses, including reasonable attorneys’ fees, to individuals entitled to indemnification;

•	we may not take any action to diminish or reduce the rights of individual entitled to indemnification after the occurrence of the events to which the indemnification relates; and

•	any person entitled to indemnification by us may bring suit against us if we do not pay them within 30 days after receiving a written demand for indemnification and, if successful, such person may recover their expenses for such suit, including attorneys’ fees, from us. In the suit, we will have the burden of proving any defense that the person is not eligible for indemnification under the DGCL.
Additionally, we maintain directors and officers insurance which includes coverage for liability under the federal securities laws.
Article X of our Certificate of Incorporation limits the personal liability of a director to us or our stockholders for monetary damages for breach of fiduciary duty as a director provided that a director’s liability may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.	Exhibits

Exhibit no.		Document description

**1		Underwriting Agreement between Denbury Resources Inc. and J.P. Morgan Securities Inc.
*4		Form of Indenture between Denbury Resources Inc. and J.P. Morgan Trust Company, National Association covering the Debt Securities offered hereunder, including Form of Note or Debenture attached thereto
4.6		Restated Certificate of Incorporation of Denbury Resources Inc. filed with the Delaware Secretary of State on December 29, 2003 (incorporated by reference as Exhibit 3.1 of the Registrant’s Form 8-K filed December 29, 2003)
4.7		Bylaws of Denbury Resources Inc., a Delaware corporation, adopted December 29, 2003 (incorporated by reference as Exhibit 3.2 of the Registrant’s Form 8-K filed December 29, 2003)
*5		Opinion of Jenkens & Gilchrist as to the validity of the Securities being registered hereunder
*8		Opinion of Jenkens & Gilchrist, relating to tax matters
*12		Denbury Resources Inc. Computation of Ratio of Earnings to Fixed Charges
*23	.1	Consent of DeGolyer and MacNaughton
*23	.2	Consent of PricewaterhouseCoopers LLP
*23	.3	Consent of Deloitte & Touche LLP
*23	.4	Consent of Jenkens & Gilchrist (included in Exhibits 5 and 8)
*24		Power of Attorney (included on signature page)
*25		Statement on Form T-1 of Eligibility of Trustee for the Debt Securities

* Filed herewith
** To be filed by amendment or Form 8-K

Item 17.	Undertakings
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)

under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of that Act.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 6, 2005.

DENBURY RESOURCES INC.

By:	/s/ Phil Rykhoek

Phil Rykhoek
Senior Vice President and Chief Financial Officer
Each person whose signature appears below as a signatory to this Registration Statement constitutes and appoints Gareth Roberts, Phil Rykhoek and Mark Allen, or any one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gareth Roberts Gareth Roberts	President, Chief Executive Officer and Director (Principal Executive Officer)	December 6, 2005

/s/ Phil Rykhoek Phil Rykhoek	Senior Vice-President and Chief Financial Officer (Principal Financial Officer)	December 6, 2005

/s/ Mark C. Allen Mark C. Allen	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 6, 2005

/s/ Ronald G. Greene Ronald G. Greene	Chairman of the Board and Director	December 6, 2005

Signatures	Title	Date

/s/ David I. Heather David I. Heather	Director	December 6, 2005

/s/ Greg McMichael Greg McMichael	Director	December 6, 2005

/s/ Randy Stein Randy Stein	Director	December 6, 2005

/s/ Donald D. Wolf Donald D. Wolf	Director	December 6, 2005

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 6, 2005.

DENBURY GATHERING & MARKETING, INC.
DENBURY OPERATING COMPANY

By:	/s/ Phil Rykhoek

Phil Rykhoek
Senior Vice President and
Chief Financial Officer
Each person whose signature appears below as a signatory to this Registration Statement constitutes and appoints Gareth Roberts, Phil Rykhoek and Mark Allen, or any one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gareth Roberts Gareth Roberts	President, Chief Executive Officer and Director (Principal Executive Officer)	December 6, 2005

/s/ Phil Rykhoek Phil Rykhoek	Senior Vice President and Chief Financial Officer and Director (Principal Financial Officer)	December 6, 2005

/s/ Mark C. Allen Mark C. Allen	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 6, 2005

/s/ Mark A. Worthey Mark A. Worthey	Director	December 6, 2005

/s/ Ronald T. Evans Ronald T. Evans	Director	December 6, 2005

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 6, 2005.

DENBURY ONSHORE, LLC
DENBURY MARINE, L.L.C.

By:	/s/ Phil Rykhoek

Phil Rykhoek
Senior Vice President and
Chief Financial Officer
Each person whose signature appears below as a signatory to this Registration Statement constitutes and appoints Gareth Roberts, Phil Rykhoek and Mark Allen, or any one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gareth Roberts Gareth Roberts	President, Chief Executive Officer and Manager (Principal Executive Officer)	December 6, 2005

/s/ Phil Rykhoek Phil Rykhoek	Senior Vice President and Chief Financial Officer and Manager (Principal Financial Officer)	December 6, 2005

/s/ Mark C. Allen Mark C. Allen	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 6, 2005

/s/ Mark A. Worthey Mark A. Worthey	Manager	December 6, 2005

/s/ Ronald T. Evans Ronald T. Evans	Manager	December 6, 2005

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 6, 2005.

TUSCALOOSA ROYALTY FUND LLC

By:	Denbury Operating Company,

its sole member

By:	/s/ Phil Rykhoek

Phil Rykhoek
Senior Vice President and
Chief Financial Officer

Index to exhibits

Exhibit no.	Document description

4	Form of Indenture between Denbury Resources Inc. and JPMorgan Chase Bank, National Association, Covering the Debt Securities offered hereunder, including Form of Note or Debenture attached hereto
5	Opinion of Jenkens & Gilchrist as to the validity of the Securities being registered hereunder
8	Opinion of Jenkens & Gilchrist relating to tax matters
12	Denbury Resources Inc. Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of DeGolyer and MacNaughton
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Deloitte & Touche LLP
25	Statement on Form T-1 of Eligibility of Trustee for the Debt Securities